Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholder

Keystone Mutual Funds:

We consent to the use of our report dated June 29, 2006 included herein and the references to our Firm under the heading “Independent Registered Public Accounting Firm” and “FINANCIAL STATEMENTS” in Part B of this Registration Statement.

/s/ KPMG LLP

Minneapolis, Minnesota
July 18, 2006